Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-231416, 333-233283, 333-237958, and 333-262311) and Form S-8 (No. 333-227697, 333-238239, 333-257562) of Beyond Air, Inc. and Subsidiaries of our report dated June 28, 2022 relating to the consolidated financial statements of Beyond Air, Inc., which appear in this Form 10-K.

/s/ Friedman LLP

East Hanover, NJ
June 28, 2022